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                                                                   Exhibit 11.1

                             MICRODYNE CORPORATION
                  STATE RE: COMPUTATION OF PER SHARE EARNINGS
                     FOR THE YEAR ENDED SEPTEMBER 29, 1996


                                                PRIMARY        FULLY DILUTED
                                             -------------     --------------

Shares Outstanding at
   Beginning of Period                        12,789,666         12,789,666

Shares Issued During
   the Period                                     21,078             21,078

Dilutive Effect of
   Stock Options                                 227,612             92,681

                                             -------------     --------------

Weighted Average Shares
   Outstanding                                13,038,356         12,903,425